Exhibit 99.1

December 21, 2006 Press Release

Timberline Resources Corporation Completes $2.73 Million Financing

COEUR D'ALENE, Idaho, Dec. 21, 2006 (PRIME NEWSWIRE) -- Timberline Resources Corporation (OTCBB:TBLC) today announced the closing of a 4.2-million unit equity financing that raised a total of $2.73-million.

Proceeds from the offering will be primarily used to finance the purchase of additional drill rigs for Timberline's Kettle Drilling subsidiary. Two Atlas Copco U-8 underground drills and two Longyear LF-90 surface drills have been ordered and will support active programs with existing clients, including Newmont Mining, Barrick Gold, Industrias Penoles, and U.S. Gold. It is anticipated that the new rigs will be staged into service from February through May of 2007 and that they will generate approximately $6-million in combined annual revenues. The balance of the financing proceeds will be allocated toward exploration at Timberline's mineral properties in Nevada and California, as well as for general corporate purposes.

Each unit was priced at $0.65 and consists of one share of Timberline common stock and one-half of one share purchase warrant. Each whole purchase warrant will entitle its holder to purchase one additional share of Timberline common stock for $1.00 until December 2008. Praetorian Offshore Ltd. subscribed for 3.25 million of the 4.2 million units.

Timberline Chairman and CEO John Swallow stated, "We are very pleased to welcome Praetorian as a major shareholder of the Company and appreciate their confidence in our business model and our people. The additional drill rigs purchased through this financing should enable us to exceed our previous revenue objectives for 2007. We expect this to be our last equity financing for the foreseeable future as we believe that operating cash flow from within Kettle will now adequately support its rapid pace of organic growth. The financing will also help to position the Company into compelling gold, silver, and base metal exploration opportunities, regarding which we anticipate making several announcements early in the new year."

For more information about Timberline, please visit the Company's website at www.timberline-resources.com.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division. Timberline common stock is quoted on the OTC Bulletin Board under the symbol "TBLC."

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 2005. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect.

CONTACT:  Timberline Resources Corporation

          John Swallow, Chairman & CEO

          (208) 664-4859

          www.timberline-resources.com

Copyright 2006 Prime Newswire.

12/21/2006